Exhibit 99.1
news

Contact        Investors:
Scott Robinson
Imation Corp.
Phone: 651-704-4311
Email: srobinson@imation.com

Imation Reports Fourth Quarter 2010 Financial Results
Recaps 'Foundation Building' Progress
Announces $35 million Restructuring Program

Oakdale, Minn., Feb. 1, 2011 - Imation Corp. (NYSE:IMN) today released financial results for the quarter ended December 31, 2010. All financial information included in this press release reflect the continuing operations of the Company for all periods presented unless otherwise indicated.

The Company reported Q4 2010 net revenue of $398.4 million, down 11.8 percent from Q4 2009 and an operating loss of $43.8 million including special charges of $56.2 million, the majority of which were non-cash. The Q4 2010 tax provision included a net non-cash charge of $90.1 million primarily related to establishing a valuation allowance against the Company's deferred tax assets resulting in a net loss of $137.8 million and a diluted loss per share of $3.63. Excluding the special charges noted above, Q4 2010 operating income would have been $12.4 million and diluted earnings per share would have been $0.22 (see Tables Five and Six). Cash generated from operations during Q4 2010 was $48.5 million raising the year end cash balance to $304.9 million.

Imation President and Chief Executive Officer Mark Lucas commented: “We finished with a solid fourth quarter, with $12.4 million in operating income, excluding special charges, which was our strongest quarter in over two years. Overall, we are pleased with the foundational progress we have made during recent quarters, preparing the company to undertake our new strategic direction as a global technology company dedicated to helping people and organizations store, protect, and connect their digital world.”

“Imation's strong operational focus through our global 'Project Xcell' program has delivered sustainable operational efficiencies, including improved working capital management. This is clearly evident in our strong cash flows as we finished the year with almost $305 million in cash, up over $140 million in just one year. In 2010, we also implemented a disciplined, end-to-end product life cycle management process that has enabled us to more closely manage our product portfolios from concept through end-of-life.”

Lucas continued, “As expected, we continued to see revenue declines in our Traditional Storage categories, however, we are encouraged by the opportunities we see in new categories. We have stabilized our gross margins through effective management of each of our product categories, including

Traditional Storage, Emerging Storage, and Electronics and Accessories.”

“In Traditional Storage, our emphasis has been to optimize both our magnetic and optical media businesses. Imation's recently announced strategic alliance with TDK to jointly develop and manufacture advanced tape products is just one example of actions we are taking to improve our return on assets in this category. In Emerging Storage, where we see growth potential, we launched a portfolio of highly secure flash and hard drive products in 2010 under our new Defender Collection, addressing the rapidly increasing need for security and protection for data at rest. This line is gaining traction globally, with key placements in both business and government accounts. In Electronics and Accessories, we have rationalized lower margin products such as televisions and other video products, and turned our focus instead to differentiated audio and accessories products such as the new XtremeMac and TDK Life on Record premium audio lines.”

Lucas concluded, “In the second half of 2010, we made solid operational improvements and instilled renewed discipline across our global organization. We have rededicated our strategic focus to our storage core as we look for future growth in applications that enable storage, protection, and connectivity for consumers and businesses. We know that we still have considerable work ahead of us and while we expect additional declines in traditional storage in 2011, I'm confident that we have a clear vision as a technology company poised to deliver on the exciting opportunities ahead.”

Imation has outlined its strategic direction in a separate press release also issued this morning.

Q4 2010 Results compared with Q4 2009

Net revenue for Q4 2010 was $398.4 million, down 11.8 percent from Q4 2009, driven by price erosion of ten percent and overall volume declines of two percent. From a product perspective, the overall revenue decrease was due primarily to declines of 18 percent in Traditional Storage products partially offset by an increase of 9 percent in Emerging Storage products. From a regional perspective, revenues in the Americas and Europe declined 15 and 22 percent, respectively, primarily from lower sales of traditional storage products. Revenues were flat in North and South Asia.

Gross margin for Q4 2010 was 12.7 percent compared with Q4 2009 gross margin of 15.3 percent, down due to inventory write-offs of $14.2 million which were part of our restructuring plan. Gross margin for Q4 2010 excluding these inventory write-offs would have been 16.3 percent (see Tables Five and Six).

Selling, general and administrative (SG&A) expenses for Q4 2010 were $48.6 million, down $6.8 million compared with Q4 2009 of $55.4 million due to our cost reduction and 'Project Xcell' efforts.

Research & development (R&D) expenses for Q4 2010 were $3.8 million, down $1.7 million compared with Q4 2009 of $5.5 million.

Litigation settlement charges for Q4 2010 were $2.6 million related to the settlement of a patent infringement dispute.

Restructuring and other charges were $39.4 million in Q4 2010. The charges are primarily non-cash impairments of property, plant and equipment as a result of the Company's previously announced restructuring plan to discontinue tape coating operations at its Weatherford, Oklahoma facility by April 2011.

Operating loss was $43.8 million in Q4 2010 compared with operating income of $4.5 million in Q4 2009. Adjusting for $56.2 million of charges discussed above (inventory write-offs related to restructuring programs, litigation, restructuring and other charges), adjusted operating income would have been $12.4 million in Q4 2010 compared with adjusted operating income on the same basis of

$8.3 million in Q4 2009 (see Tables Five and Six).

Income tax provision was $94.9 million in Q4 2010 compared with an income tax benefit of $4.6 million in Q4 2009. In addition to the Q4 2010 provision of $4.8 million, the quarter also included $90.1 million of additional net charges comprised of a deferred tax asset valuation allowance of $105.6 million and $5.1 million for taxes related to cash repatriation, offset by a tax benefit of $20.6 million related to restructuring and other charges.

Loss per diluted share from continuing operations was $3.63 in Q4 2010 compared with a diluted income per share from continuing operations of $0.19 in Q4 2009. Adjusting for the impacts of the $56.2 million of inventory write-offs and restructuring and other charges and $90.1 million of net tax charges discussed above, adjusted earnings per diluted share would have been $0.22 in Q4 2010 compared with adjusted earnings per diluted share of $0.24 in Q4 2009 (see Tables Five and Six).

Cash balances: Ending cash and cash equivalents were $304.9 million as of December 31, 2010, an increase of $141.5 million from $163.4 million as of December 31, 2009, driven by continued working capital improvements and cash earnings (see Table Four).

2011 Restructuring Program

The Company announced today a new $35 million restructuring authorization from its Board of Directors to increase efficiency and gain greater focus in support of the go-forward strategy. Major components of the program include charges associated with certain benefit plans, improvements to its global sourcing and distribution network, and costs associated with both further rationalization of its product lines as well as evolving skill sets to align with the new strategy. The vast majority of these charges will be recorded in 2011. The restructuring will result in approximately $30 million of future cash expenditures.

Webcast and Replay Information

A teleconference and webcast with associated slide presentation is scheduled for 9:00 AM Central Time today, February 1, 2011 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's fourth quarter financial results will be discussed and additional information will be provided in regard to the Company's strategy.

A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on February 1, 2011 until 5:00 PM Central Time on February 8, 2011 by dialing 866-837-8032 (access code 1500232). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.
Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect and connect their digital world. The Company's portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.'s global brand portfolio includes the Imation, Memorex, XtremeMac, and TDK Life on Record brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins; the possibility that our assets may become impaired; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; the market acceptance of newly introduced product and service offerings; the potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to realize the benefits from our global sourcing and development strategy for magnetic data storage products and the related restructuring; our ability to identify, integrate and realize the expected benefits from any acquisition which may occur in connection with our strategy; continuing uncertainty in global and regional economic conditions; foreign currency fluctuations; the volatility of the markets in which we operate; our ability to successfully manage multiple brands globally; our ability to successfully manage multiple brands globally; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; the competitive pricing environment and its possible impact on profitability and inventory valuations; the ready availability and price of energy and key raw materials or critical components; our ability to meet our revenue growth, gross margin and earnings targets; our ability to secure adequate supply of certain high demand products at acceptable prices; the rate of revenue decline for certain existing products; our ability to efficiently source, warehouse and distribute our products globally; significant changes in discount rates and other assumptions used in the valuation of our pension plans; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Imation, the Imation logo, Memorex, the Memorex logo, and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Net revenue	$398.4	$451.7	$1,460.9	$1,649.5
Cost of goods sold	347.8	382.5	1,234.5	1,385.5
Gross profit	50.6	69.2	226.4	264.0

Operating expense:
Selling, general and administrative	48.6	55.4	202.5	229.7
Research and development	3.8	5.5	16.4	20.4
Goodwill impairment	—	—	23.5	—
Litigation settlement	2.6	—	2.6	49.0
Restructuring and other	39.4	3.8	51.1	26.6
Total	94.4	64.7	296.1	325.7

Operating (loss) income	(43.8)	4.5	(69.7)	(61.7)

Other (income) and expense:
Interest income	(0.2)	(0.2)	(0.8)	(0.7)
Interest expense	0.9	1.0	4.2	2.9
Other, net	(1.6)	1.0	3.3	12.8
Total	(0.9)	1.8	6.7	15.0

(Loss) income before income taxes	(42.9)	2.7	(76.4)	(76.7)

Income tax provision (benefit)	94.9	(4.6)	81.9	(32.7)

(Loss) income from continuing operations	(137.8)	7.3	(158.3)	(44.0)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	—	(0.6)	(0.2)	1.8

(Loss) income from discontinued operations	—	(0.6)	(0.2)	1.8

Net (loss) income	$(137.8)	$6.7	$(158.5)	$(42.2)

(Loss) earnings per common share - basic:
Continuing operations	$(3.63)	$0.19	$(4.19)	$(1.17)
Discontinued operations	—	(0.02)	(0.01)	0.05
Net income	(3.63)	0.18	(4.19)	(1.13)

(Loss) earnings per common share - diluted:
Continuing operations	$(3.63)	$0.19	$(4.19)	$(1.17)
Discontinued operations	—	(0.02)	(0.01)	0.05
Net income	(3.63)	0.18	(4.19)	(1.13)

Weighted average shares outstanding
Basic	38.0	37.6	37.8	37.5
Diluted	38.0	37.7	37.8	37.5

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2010	December 31, 2009

ASSETS
Current assets
Cash and cash equivalents	$304.9	$163.4
Accounts receivable, net	258.8	314.9
Inventories	203.3	235.7
Other current assets	74.2	164.4
Total current assets	841.2	878.4

Property, plant and equipment, net	66.9	109.8
Intangible assets, net	320.4	337.3
Goodwill	—	23.5
Other assets	22.5	44.8
Total assets	$1,251.0	$1,393.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$219.2	$201.4
Other current liabilities	172.3	170.5
Total current liabilities	391.5	371.9

Other liabilities	77.8	94.7
Total liabilities	469.3	466.6

Shareholders' equity	781.7	927.2

Total liabilities and shareholders' equity	$1,251.0	$1,393.8

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2010		December 31, 2009		% Change
	Revenue	% Total	Revenue	% Total
Americas	$192.5	48.3%	$225.2	49.9%	(14.5)%
Europe	78.7	19.8%	100.3	22.2%	(21.5)%
North Asia	88.4	22.2%	87.6	19.4%	0.9%
South Asia	38.8	9.7%	38.6	8.5%	0.5%
Total	$398.4	100.0%	$451.7	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$161.4	40.5%	$194.1	43.0%	(16.8)%
Magnetic products	90.2	22.6%	108.9	24.1%	(17.2)%
Other traditional storage	15.2	3.8%	21.3	4.7%	(28.6)%
Total traditional storage	266.8	66.9%	324.3	71.8%	(17.7)%
Emerging storage	54.5	13.7%	50.0	11.1%	9.0%
Electronics and accessories	77.1	19.4%	77.4	17.1%	(0.4)%
Total	$398.4	100.0%	$451.7	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$9.4	4.9%	$11.8	5.2%	(20.3)%
Europe	0.6	0.8%	(0.8)	(0.8)%	NM
North Asia	7.3	8.3%	5.7	6.5%	28.1%
South Asia	1.0	2.6%	0.9	2.3%	11.1%
Corp/Unallocated (1)	(62.1)	NM	(13.1)	NM	NM
Total	$(43.8)	(11.0)%	$4.5	1.0%

	Gross Margin		Gross Margin
Traditional storage	18.4%		18.4%
Emerging storage	11.9		7.4
Electronics and accessories	12.1		7.6
Inventory write-offs related to restructuring programs	(3.6)		—
Total	12.7%		15.3%

Table Three (cont.)

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2010		December 31, 2009		% Change
	Revenue	% Total	Revenue	% Total
Americas	$712.9	48.8%	$834.2	50.5%	(14.5)%
Europe	289.8	19.8%	370.5	22.5%	(21.8)%
North Asia	315.2	21.6%	306.9	18.6%	2.7%
South Asia	143.0	9.8%	137.9	8.4%	3.7%
Total	$1,460.9	100.0%	$1,649.5	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$619.3	42.3%	$738.0	44.8%	(16.1)%
Magnetic products	347.8	23.8%	406.0	24.6%	(14.3)%
Other traditional storage	62.8	4.3%	77.7	4.7%	(19.2)%
Total traditional storage	1,029.9	70.4%	1,221.7	74.1%	(15.7)%
Emerging storage	207.5	14.3%	165.4	10.0%	25.5%
Electronics and accessories	223.5	15.3%	262.4	15.9%	(14.8)%
Total	$1,460.9	100.0%	$1,649.5	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$36.8	5.2%	$48.3	5.8%	(23.8)%
Europe	(0.6)	(0.2)%	2.4	0.6%	(125.0)%
North Asia	14.9	4.7%	15.3	5.0%	(2.6)%
South Asia	4.0	2.8%	2.6	1.9%	53.8%
Corp/Unallocated (1)	(124.8)	NM	(130.3)	NM	NM
Total	(69.7)	(4.8)%	(61.7)	(3.7)%

	Gross Margin		Gross Margin
Traditional storage	18.7%		18.8%
Emerging storage	9.7		6.4
Electronics and accessories	12.3		8.8
Inventory write-offs related to restructuring programs	(1.0)		—
Total	15.5%		16.0%
NM - Not Meaningful
(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

Table Four

IMATION CORP.
OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31		December 31
	2010	2009	2010	2009
Operations
Gross Profit	$50.6	$69.2	$226.4	$264.0
Gross Margin %	12.7%	15.3%	15.5%	16.0%
Operating (Loss) Income	$(43.8)	$4.5	$(69.7)	$(61.7)
Operating (Loss) Income %	(11.0)%	1.0%	(4.8)%	(3.7)%
Tax Rate %	NM	NM	NM	42.6%

Cash Flow
Net cash provided by operating activities	$48.5	$42.6	$151.4	$67.5
Net cash (used in) provided by investing activities	$(2.6)	$10.4	$(13.1)	$2.0
Net cash (used in) provided by financing activities	$—	$(0.3)	$(1.0)	$(3.2)
Cash and cash equivalents - end of period	$304.9	$163.4	$304.9	$163.4

Capital Spending	$2.6	$1.8	$8.3	$11.0
Depreciation	$4.8	$4.8	$18.2	$19.7
Amortization	$5.9	$6.0	$23.6	$23.3

Asset Utilization Information *
			December 31, 2010	December 31, 2009

Days Sales Outstanding (DSO)			57	60
Days of Inventory Supply			69	75
Debt to Total Capital			—%	—%

Other Information
Approximate employee count as of December 31, 2010:	1,115
Approximate employee count as of December 31, 2009:	1,210
Book value per share as of December 31, 2010:	$20.57
Shares used to calculate book value per share (millions):	38.0
Imation did not repurchase shares of its stock in the most recent quarter of 2010.
Authorization for repurchase of approximately 2.3 million shares remains outstanding based on latest Board authorization.

*These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$398.4	$—	$398.4	$451.7	$—	$451.7
Cost of goods sold	347.8	(14.2)	333.6	382.5	—	382.5
Adjusted gross profit	$50.6	$14.2	$64.8	$69.2	$—	$69.2

Adjusted gross margin	12.7%		16.3%	15.3%		15.3%

Operating (loss) income	$(43.8)	$56.2	$12.4	$4.5	$3.8	$8.3

Adjusted income tax provision (benefit)	$94.9	$(90.1)	$4.8	$(4.6)	$2.2	$(2.4)

Adjusted (loss) income from continuing operations	$(137.8)	$146.3	$8.5	$7.3	$1.6	$8.9

Adjusted (loss) earnings per common share from continuing operations:
Diluted	$(3.63)		$0.22	$0.19		$0.24

Adjusted weighted average shares outstanding
Diluted	38.0		38.1	37.7		37.7

	Twelve Months Ended			Twelve Months Ended
	December 31, 2010			December 31, 2009
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$1,460.9	$—	$1,460.9	$1,649.5	$—	$1,649.5
Cost of goods sold	1,234.5	(14.2)	1,220.3	1,385.5	—	1,385.5
Adjusted gross profit	$226.4	$14.2	$240.6	$264.0	$—	$264.0

Adjusted gross margin	15.5%		16.5%	16.0%		16.0%

Adjusted operating (loss) income	$(69.7)	$91.4	$21.7	$(61.7)	$75.6	$13.9

Adjusted income tax provision (benefit)	$81.9	$(76.8)	$5.1	$(32.7)	$28.4	$(4.3)

Adjusted (loss) income from continuing operations	$(158.3)	$168.2	$9.9	$(44.0)	$47.2	$3.2

Adjusted (loss) earnings per common share from continuing operations:
Diluted	$(4.19)		$0.26	$(1.17)		$0.09

Adjusted weighted average shares outstanding

Diluted	37.8	38.0	37.5	37.6

The Non-GAAP financial measurements (adjusted gross profit, adjusted gross margin, adjusted operating (loss) income, adjusted income tax provision (benefit), adjusted (loss) income from continuing operations, adjusted (loss) earnings per common share from continuing operations, and adjusted weighted average shares outstanding) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Operating (loss) income from continuing operations:	$(43.8)	$4.5	$(69.7)	$(61.7)
Goodwill impairment	—	—	23.5	—
Litigation settlement	2.6	—	2.6	49.0
Restructuring and other	39.4	3.8	51.1	26.6
Inventory write-downs related to restructuring programs included in cost of goods sold	14.2	—	14.2	—
Total adjustments	56.2	3.8	91.4	75.6
Adjusted operating income from continuing operations - Non-GAAP	$12.4	$8.3	$21.7	$13.9

Effect on diluted EPS:
(Loss) income from continuing operations	$(3.63)	$0.19	$(4.19)	$(1.17)
Goodwill impairment	—	—	0.37	—
Litigation settlement	0.04	—	0.04	0.82
Restructuring and other	0.68	0.05	0.90	0.44
Inventory write-downs included in cost of goods sold	0.23	—	0.23	—
Deferred tax asset valuation	2.77	—	2.78	—
Tax provision related to cash repatriation	0.13	—	0.13	—
Adjusted diluted EPS - Non-GAAP	$0.22	$0.24	$0.26	$0.09

The Non-GAAP financial measurements (adjusted operating income (loss) from continuing operations and adjusted diluted EPS) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311